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                                                                   EXHIBIT 3.1.c

                            CERTIFICATE OF CORRECTION

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                        GRANITE CONSTRUCTION INCORPORATED


        Granite Construction Incorporated (the "Company"), a Delaware corporation, pursuant to Section 103(f) of the Delaware General Corporation Law of the State of Delaware, hereby certifies:

        FIRST: That the Certificate of Incorporation of the Company was filed with the Secretary of State of the State of Delaware on January 24, 1990 (the "Certificate of Incorporation") was an inaccurate record of the corporate action therein referred to.

        SECOND: That the Certificate of Incorporation was inaccurate in that paragraph (4) of Article Eighth purported to exclude from the term "Business Combination" any transaction contemplated pursuant to a Credit Agreement and Business Loan Agreement, both dated as of February 27, 1985, between the Company and Bank of America N.T. & S.A., or any renewals, extensions or refundings thereof, rather than the Credit Agreement and Business Loan Agreement, both dated as of February 27, 1985, between Granite Construction Company, a California corporation wholly owned by the Company, and Bank of America N.T. & S.A., or any renewals, extensions or refundings thereof.

        THIRD: Paragraph (4) of Article Eighth, of the Certificate of Incorporation in correct form should read as follows:

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        (4) any agreement, contract or other agreement providing for any of the transactions described in this definition of Business Combination. Anything in the foregoing to the contrary notwithstanding, the term "Business Combination" shall not be deemed to include any of the transactions contemplated by that certain Credit Agreement or that certain Business Loan Agreement, both dated as of February 27, 1985 between Granite Construction Company, a California corporation, and Bank of America N.T. & S.A., or any renewals, extensions or refundings thereof; or

        IN WITNESS WHEREOF, the Company has caused this Certificate of Correction to be executed by Michael Futch, Secretary, this 30th day of January, 2001.


                                                 By:  __________________________
                                                       Michael Futch
                                                       Secretary